Exhibit 6.3

Execution Copy

LICENSE AGREEMENT

This License Agreement, effective as of September 1, 2018 (the “Effective Date”), is made and entered into by and between:

181 HIGH STREET LLC, a Maine limited liability company with an address of 6 WEST 20TH ST FIFTH FLOOR, NEW YORK NY 10011 (hereinafter referred to as “Licensor”) and MAINE MEDICAL CENTER, a Maine non-profit corporation with an address of 22 Bramhall Street, Portland, Maine 04101 (hereinafter referred to as “MMC”).

PRELIMINARY STATEMENTS

A.       Licensor’s predecessor and MMC entered into that certain Parking Agreement dated September 30, 2006, with respect to parking spaces in the Gateway Garage, so called, located at 181 High Street, Portland, Maine (the “Garage”), as amended by that certain Letter Agreement between Licensor and MMC dated July 26, 2011 and as further amended by that certain Letter Agreement between Licensor and MMC dated July 31, 2016 (collectively, the “Existing MMC Parking License”). The Existing MMC Parking License is set to expire on September 30, 2021.

B.       The parties wish to amend, restate and replace the Existing MMC Parking License, as set forth herein.

NOW THEREFORE, the parties hereby agree as follows:

1.       Use of the Parking Facility.

(a)       Licensor grants MMC the limited license to park motor vehicles in undesignated parking spaces in the public portion of the Garage (the “Licensed Parking Spaces”), for use by its employees only. Subject to the provisions of Section 1(b) below, Licensor agrees to ensure that the “Guaranteed Spaces” (as defined below) will be available for MMC’s use in the Garage. MMC may use more than the Guaranteed Spaces in the Garage to the extent available from time to time, but Licensor makes no assurances that any parking spaces in excess of the Guaranteed Spaces will be available for MMC’s use. MMC acknowledges that the Guaranteed Spaces are not reserved or designated parking spaces. The Licensed Parking Spaces may not be re-licensed by MMC to third-parties. MMC’s interest in this License may not be assigned or sublet.

(b)       The term “Guaranteed Spaces” shall mean 500 parking spaces in the Garage; provided, however, if MMC exercises its right to reduce the Guaranteed Spaces from 500 spaces to 300 spaces, as provided in Section 1(c) below, from and after the “Reduction Effective Date”, (as defined below), the term “Guaranteed Spaces” shall mean 300 parking spaces in the Garage.

(c)       MMC shall have the right, at any time after February 1, 2021, to reduce the Guaranteed Spaces from 500 to 300, by giving written notice to Landlord (the “Reduction Notice”), which reduction shall be effective on the first day of the calendar month that is at least thirty (30) days after receipt by Licensor of the Reduction Notice, but in any event, no sooner than February 1, 2021 (the “Reduction Effective Date”). From and after the Reduction Effective Date, the Guaranteed Spaces shall be reduced to 300. No partial reduction shall be permitted.

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2.        Key Access Cards. MMC acknowledges that Licensor is installing new access and card reading equipment in the Garage and that such new equipment may not be installed and operational until October, 2018. At that time, Licensor shall provide up to one thousand (1,000) key access cards to MMC, which MMC shall provide only to its employees. MMC shall be responsible for the issuance of the key cards to its employees, each such employee being a “Licensed Employee”. MMC agrees to pay to Licensor upon the issuance of such access cards a fee of $25.00 per card. If Licensor is requested to issue a replacement key access card for any reason, then MMC agrees to pay Licensor the sum of $25.00 for each replacement key access card issued. Until such time as the new equipment is installed and operational, MMC can use the key access cards already in MMC’s possession from the Existing MMC Parking License for interim access. If additional temporary key access cards are needed, MMC can purchase them, up to 1,000 cards in total, for $15.00 each. Any key access card issued or reissued to MMC under this License is a “MMC Access Card”.

3.        Security. MMC has paid to Licensor the sum of Twenty Thousand Dollars ($20,000.00) as a security deposit for one thousand (1,000) MMC Access Cards. The Security deposit shall be refunded within fifteen (15) days from the date MMC returns the one thousand MMC Access Cards to Licensor. MMC agrees that Licensor may withhold from the refund the sum of twenty-five dollars ($25.00) for each MMC Access Card not returned within five (5) days from expiration or termination of this License.

4.       Monthly License Fee.

(a)       For each and every month during the term of this License, MMC shall pay to Licensor a monthly license fee (the “Monthly License Fee”) equal to the greater of (a) the number of Guaranteed Spaces multiplied by the “Monthly Per Space Fee” (as such term is defined below). From September 1, 2018 through August 31, 2019 (the “First License Year”), the Monthly Per Space Fee shall be $150.00. The Monthly Per Space Fee may be increased from time to time to “Market Rate”, but such increase shall occur no more than once in any License Year. Market Rate shall be the standard monthly rate that Licensor charges to the public for monthly parking in the Garage.

(b)      For the First License Year MMC shall pay a Monthly License Fee equal to the greater of (a) $75,000 (the product obtained by multiplying the 500 Guaranteed Spaces times the initial Monthly Per Space Fee of $150 per space) or (b) the product obtained by multiplying the initial Monthly Per Space Fee of $150 times the greatest number of parking spaces used by MMC during such month. By way of illustration only, if MMC used between 400 and 450 parking spaces during a month of the First License Year, the Monthly License Fee would be $75,000 (the 500 Guaranteed Spaces times the Monthly Per Space Fee of $150). Likewise, if for one day of the month during the First License Year, MMC used 600 spaces and for the rest of the month, it used less than 600 spaces, the Monthly License Fee for that month would be $90,000 (600 spaces times the Monthly Per Space Fee of $150 per space). For purposes of this Section 4, any access to the Garage by means of a MMC Access Card (or the interim access cards referenced in Section 2) shall count as a parking space used by MMC.

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(c)       On or before each the first day of each month during the term of this License, commencing September 1, 2018, MMC shall pay to Licensor an estimated Monthly License Fee of $75,000. Promptly following the end of each calendar month, Licensor shall invoice MMC for its parking usage for the preceding month, based upon the Monthly License Fee then in effect, as specified above. If the Monthly License Fee based on actual usage exceeds $75,000, as reflected in such invoice, MMC shall pay such excess within ten (10) days of invoice. Any Monthly License Fee not received by Licensor within 10 days of its due date, or invoice, as applicable, shall be considered late and a late fee of 3.5% shall be added to the Monthly License Fee, which sum shall be paid upon demand.

5.        Term. The term of this License shall be for the period from September 1, 2018 through September 30, 2021. This License shall be non-terminable by MMC throughout the term of the License.

6.        Maintenance. Licensor shall maintain the Garage in compliance with all applicable laws, regulations and ordinances.

7.        No Bailment. No bailment is created by this License. Licensor shall not be responsible for any damage to, or loss to any of MMC’s vehicles or any component parts thereof or personal property in such vehicles, other than damage or loss directly and solely caused by Licensor. VEHICLES OF CUSTOMER SHALL BE LOCKED AND FACILITY OWNER SHALL NOT BE RESPONSIBLE FOR ANY THEFT OF THE VEHICLE OR ITS CONTENTS OR ANY LOSS OR DAMAGE RESULTING FROM LEAVING KEYS IN THE VEHICLE. This policy may not be rescinded or modified by any Licensor employee, and MMC acknowledges that the Licensor’s employees are not authorized to accept responsibility for storing or safeguarding any vehicles or personal property located therein. MMC shall be responsible for any damage to the Parking Facility as a result of this license.

8.        Release. It is understood and agreed between the parties hereto that Licensor will not be responsible for any damage or loss to vehicles or personal property belonging to MMC or its employees other than as a result of the gross negligence or intentional misconduct of Licensor or its agents or employees. MMC hereby indemnifies and holds harmless Licensor from any and all liability claims by MMC or its employees, agents and invitees that is not in compliance with this Paragraph. MMC, for itself and its employees, agree that the use of the Garage by MMC and its employees shall be at its and their own risk.

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9.        Notices. Any notices which are required hereunder or which either Licensor or MMC may desire to serve upon the other party shall be in writing and shall be deemed served when delivered personally, or when deposited in the United States Mail, postage prepaid, return receipt requested, addressed as follows:

If to Licensor:

181 High Street LLC

6 West 20th Street

5th Floor

New York, NY 10011

Attn: C. J. Follini, Managing Member

If to MMC:

Maine Medical Center

335 Brighton Ave.

Portland, Maine 04102

ATTN: Mathew Barney,

Director of Real Estate and Property Management

With a copy to:

Penelope St. Louis, Corporation Counsel

MaineHealth Legal Affairs

110 Free Street

Portland, Maine 04101

10.       Default.

(a)       MMC shall be in default hereunder if it shall fail to perform any of the obligations stated herein within fifteen (15) days after receipt of notice of such failure. Upon such default, Licensor shall have the right at its option, and in addition to any other remedies, to terminate this License by giving MMC a written default notice and upon the giving of such notice, this License and the term hereof at the option of Licensor shall cease. If this License is terminated due to default of MMC, MMC shall remain liable to Licensor for all payments hereunder accrued and unpaid up to the date of such termination. In addition, MMC shall be responsible for the Monthly License Fee for the balance of the term of this License. Following termination of this License, Licensor, at its election, may demand liquidated damages (with respect to the period following such termination) in a lump sum amount equal to the total amount of all Monthly License Fees that would have been paid in accordance with this License for the remainder of the term of this License (assuming 500 parking spaces per month and using the Monthly Per Space Fee in effect at the time of termination).

(b)       Licensor shall in no event be in default in the performance of any of its obligations hereunder unless and until Licensor fails to perform or observe any obligation of this License and such failure continues, after written notice given by MMC to Licensor, for more than thirty (30) days (or such longer period as may be necessary to cure such default, provided that Licensor commences such cure within the thirty (30) day period and thereafter diligently pursues the same to completion).

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11.       Casualty/Eminent Domain/Termination. In the event that the Garage is damaged or destroyed by fire or other casualty, in whole or in part, then Licensor, at its option, may terminate this License upon ten (10) days written notice to MMC. MMC shall have no right to terminate this License in the event of such damage or destruction unless as a result thereof, Licensor is unable to provide MMC with the Guaranteed Spaces.

12.       Subordination. This License is and shall be subject in subordinate in all respects to all mortgages which may now and hereafter affect the Garage.

13.       Estoppel. MMC agrees, at any time, and from time to time, upon not less than ten (10) days prior request by Licensor, to execute, acknowledge and deliver to Licensor a statement in writing certifying the following information with respect to this License: (a) the term of this License; (b) the Monthly License Fee then payable hereunder and thereunder and the date to which such amounts have been paid; (c) that this License is unmodified and in full force and effect (or, if there have been modifications, stating the modifications, and that the respective agreement as modified is in full force and effect), (d) that this License represents the entire agreement between the parties as to parking in the Garage; (e) there are no existing defenses or offsets which MMC has against the enforcement of this License by Licensor except as set out by MMC; (f) that there is no default under this License (or specifying what provision is in default); and (g) such other information as Licensor shall reasonably request. It is the intent of the parties that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser of, any prospective holder of a mortgage upon the.

14.       Interruption/Maintenance. MMC agrees that Licensor shall not be responsible to MMC for any interruption or disturbance of MMC’s use of the Licensed Parking Spaces. Licensor shall not be liable under any circumstances for interference with MMC’s business including, without limitation, loss profits, however occurring, through or in connection with or incidental to any acts or omissions of Licensor. Licensor reserves the right to periodically and temporarily close any portion of the Garage upon prior notice to MMC for maintenance and/or construction, except that no notice shall be required in the event of an emergency. In connection with any such temporary closure, Licensor shall use its reasonable good faith efforts to not unreasonably interfere with MMC’s ability to access its Guaranteed Spaces, to the extent practicable.

15.       Force Majeure. Licensor shall not be liable to MMC or be in default under this License to the extent that any failure or delay by Licensor in performing its obligations under this License is due to any “Force Majeure” (as defined below). As soon as practicable, Licensor will provide MMC with notice in the form of a letter identifying the occurrence as a Force Majeure and describing in detail the particulars of the occurrence giving rise to the Force Majeure. The suspension of performance due to a claim of a Force Majeure will be of no greater scope and of no longer duration than is required by the Force Majeure. Licensor will take, or cause to be taken, such action as may be reasonably necessary to void, or nullify, or otherwise to mitigate, in all material respects, the effects of such Force Majeure. For purposes hereof, “Force Majeure” means an event which (i) is not within the reasonable control of Licensor, (ii) was not caused by the acts, omissions, negligence, fault or delays of the Licensor, and (iii) by the prompt exercise of due diligence, the Licensor is unable to overcome or avoid or cause to be avoided. Force Majeure may include any of the following: acts of God; acts of the public enemy, war, hostilities, invasion, insurrection, riot, civil disturbance, or order of any competent civil or military government; volcanoes, earthquakes, tidal waves, and similar geologic events and the effects thereof, abnormally severe weather events and resulting conditions (hurricanes, flooding, ice and snow, wind storms and drought); explosion or fire; malicious acts, terrorism, vandalism or sabotage; action or restraint by court order of any public or governmental authority not requested by Licensor or any affiliate; the adoption, enactment or application to Licensor of any law or regulation or ordinance not existing or not applicable to Licensor on the Effective Date, or any change in any law or regulation or ordinance or the application thereof by a governmental authority after the Effective Date; and any taking or condemnation of the Garage.

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17.       Quiet Enjoyment. So long as MMC is not in default hereunder, MMC shall be entitled to the quiet use and enjoyment of the Licensed Parking Spaces for the parking purposes set forth herein, in accordance with and subject to the terms hereof, free from any disturbance from Licensor or anyone claiming by, through or under Licensor.

18.       Amendment. This License may be modified or amended by the mutual consent of the parties hereto; provided, however, that no such modification or amendment to this License shall be binding unless in writing and signed by both parties.

19.       Rules and Regulations. MMC agrees to abide by all posted or published rules and regulations now or hereinafter in effect pertaining to use of the Garage and agrees to save hold harmless and indemnify Licensor for any expense or damage as a result of any violation thereof, including towing expense of those vehicles parked by customer which obstruct vehicles of other parkers including vehicles of facility owner and/or its employees.

20.       Assignment. Licensor may assign its interest under this License at any time during the term of this License.

21.       Attorney’s Fees. In the event of any dispute arising out of or in connection with this License, the non-prevailing party agrees to reimburse the prevailing party for its reasonable attorney’s fees and costs.

22.       Termination of Existing Agreement; Only Agreement. MMC acknowledges and agrees that, effective as of the Effective Date, this License is the only agreement in effect with respect to MMC’s right to park in the Garage. Effective as of the Effective Date, the Existing MMC Parking License is hereby terminated and of no more force and effect. All other agreements with respect to MMC’s right to park in the Garage, whether in writing or oral, express or implied, are hereby terminated and of no further force and effect.

3.         Governing Law. This License shall be governed by and construed in accordance with the laws of the State of Maine.

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Execution Copy

IN WITNESS WHEREOF, the parties have caused this License to be executed by their duly authorized officers or members as of the day and year first above written.

LICENSOR:		MMC:

181 HIGH STREET LLC		MAINE MEDICAL CENTER

	DocuSigned by:		DocuSigned by:
By:	/s/ C.J. Follini	By:	/s/ Jeff Sanders
	C.J. Follini	Name:	Jeff Sanders
	Managing Member	Its:	EVP/COO